Exhibit 99.1

Quality Distribution, Inc. Announces Second Quarter 2012 Results

— Quality Reports Second Quarter Revenue of $212.7 million —

— Company Earns Second Quarter 2012 Net Income of $1.04 per Diluted Share —

— Q2 2012 Adjusted Net Income of $0.24 per Diluted Share —

— Acquisition of Dunn’s Tank Service and Nassau Disposal Announced Today —

TAMPA, FL – August 6, 2012 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), which operates within North America the largest chemical bulk logistics network, a growing unconventional oil and gas frac shale energy logistics business, and the largest provider of intermodal tank container and depot services, today reported net income of $28.8 million, or $1.04 per diluted share, for the second quarter ended June 30, 2012, compared to net income of $9.0 million, or $0.37 per diluted share, in the second quarter ended June 30, 2011.

Net income for the second quarter of 2012 included a $22.8 million non-cash benefit resulting from releasing a substantial portion of the Company’s deferred tax valuation allowance. This release was due to the Company’s improved operating results and the determination that it is more likely than not that expected future taxable income will be sufficient to utilize most of the Company’s deferred tax assets.

After applying a normalized tax rate of 39%, excluding the release of the deferred tax valuation allowance and excluding other items the Company does not consider to be part of regular operating activities, adjusted net income for the second quarter of 2012 was $6.5 million, or $0.24 per diluted share, compared to adjusted net income of $5.6 million, or $0.23 per diluted share, for the same quarter in 2011. Pre-tax items identified to arrive at adjusted net income totaled $4.3 million in the second quarter of 2012, including $2.6 million of costs related to acquisitions, $0.9 million of lease termination and severance charges, and $0.8 million of unusual legal and claims settlement expenses. Adjusted net income for the second quarter of 2011 was derived by excluding a restructuring credit of $0.5 million, and then applying a normalized tax rate of 39%. A reconciliation of net income to adjusted net income is included in the attached financial exhibits.

“Second quarter earnings and year-to-date performance improved from last year, and we anticipate improvement in the second half of the year as we realize further benefits from our recent acquisitions, improve utilization of start-up energy assets, and stabilize our chemical segment volumes via driver additions,” said Gary Enzor, Chief Executive Officer.

Mr. Enzor continued, “The quarter was highlighted by several strategic acquisitions within our energy logistics business. The previously announced acquisitions of Trojan Vacuum, Wylie Bice and RM Resources, coupled with today’s announcement of the Dunn’s and Nassau transactions, have expanded the geographic reach of our energy logistics business considerably. We are now operating in five separate shale regions within the U.S., providing us with regional diversity, expanded customer relationships and increased flexibility towards maximizing our productivity.”

Total revenue for the second quarter of 2012 was $212.7 million, an increase of 12.0% versus the same quarter last year. Excluding fuel surcharges, revenue for the second quarter of 2012 increased 15.0% compared to the prior-year period. This quarter-over-quarter increase in revenue of $23.5 million (excluding fuel surcharges) was driven primarily by $24.1 million of higher revenues from the Company’s energy logistics business, with approximately 54% of the increase resulting from the Bice and Trojan acquisitions described below. Higher demand and pricing led to a $3.9 million increase in intermodal revenues, which was offset by $4.5 million of lower revenues in the chemical logistics business. Lower chemical revenues were primarily driven by reduced volumes, partially offset by higher pricing.

Operating income for the second quarter of 2012 was $13.4 million, a decrease of 20.6% versus the second quarter of 2011. The decline was primarily due to approximately $4.3 million of costs not considered to be from normal operating activities referenced above. Excluding these items, operating income would have been $17.7 million, up 7.9% from the comparable prior year period (excluding a $0.5 million restructuring credit in that period). This improvement was largely due to higher profitability from the energy logistics and intermodal businesses, partially offset by lower chemical profitability. Chemical logistics segment margins in the second quarter (after adjusting for the items mentioned above) fell approximately 60 basis points, driven primarily by a 3.5% decline in revenue excluding fuel surcharges.

Adjusted EBITDA for the second quarter of 2012 was $23.0 million, up 12.4% versus the comparable prior-year period, driven primarily from the energy logistics business profitability and acquisitions. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Significant Recent Transactions

On August 1, 2012, the Company completed the acquisition of the operating assets of Dunn’s Tank Services, Inc., and the operating assets and rights of Nassau Disposal, Inc. (collectively “Dunn’s”), for aggregate cash consideration of $34.3 million. Potential additional consideration of $3.6 million may be paid in cash, subject to Dunn’s achieving future operating and financial performance criteria. Dunn’s has trucking operations in both the Woodford and Utica shale, including two operating salt-water disposal wells. The transactions are expected to be accretive to earnings in 2012. Please see the press release issued today for additional information on these transactions.

As previously announced, on June 1, and June 11, 2012, the Company acquired the operating assets of Wylie Bice Trucking, LLC and the operating assets and rights of RM Resources, LLC, respectively, (collectively “Bice”) for aggregate consideration of $81.4 million, plus potential additional consideration of $19.0 million to be paid in cash, subject to Bice achieving future operating and financial performance criteria.

Also, as previously announced, on April 1, 2012, the Company acquired the operating assets of Trojan Vacuum Services (“Trojan”) for cash consideration of $8.7 million, plus potential additional consideration of $1.0 million to be paid in cash, subject to Trojan achieving future operating and financial performance criteria.

In conjunction with the recent transactions, the Company incurred acquisition-related costs of approximately $2.6 million during the second quarter of 2012, which are included within selling and administrative expenses. The second quarter of 2012 includes three months of operating results from the Trojan business and one month of operating results from the Bice business.

Balance Sheet and Cash Flow

Availability under the Company’s ABL Facility was $86.1 million at June 30, 2012, an increase of $3.8 million versus December 31, 2011 availability. During the first quarter of 2012, net proceeds from the Company’s sale of common stock were used to repay outstanding borrowings on the ABL Facility, and during the second quarter of 2012, borrowings were utilized primarily to fund the Bice and Trojan acquisitions. The Company expects to have sufficient availability under its ABL Facility to support its on-going operations following the Trojan, Bice and Dunn’s acquisitions.

Operating cash flows for the quarter ended June 30, 2012 were $1.7 million, compared with $6.7 million in the same period last year. The decline was primarily due to the expected increase in working capital requirements from our energy logistics business. Operating cash flows are typically lower in the first half of the year and higher in the second half of the year. Net capital expenditures for the quarter ended June 30, 2012 were $0.1 million. The Company purchased $1.9 million of growth-related energy logistics equipment during the quarter, almost fully offset by $1.8 million of sales of chemical logistics equipment.

“We continue to generate strong free cash flow from each of our business segments, and remain focused on asset rationalization and deploying our capital in a disciplined way to ensure we add value for our shareholders,” said Joe Troy, Chief Financial Officer. “We are confident that our recent acquisitions in the unconventional oil and gas frac shale industry will meet our earnings and cash flow expectations, and we will look to drive efficiencies across our growing operations.”

Other

As a result of the release of the deferred tax valuation allowance discussed earlier, the Company estimates that its 2012 effective tax rate, excluding the effect of the release of the Company’s deferred tax valuation allowance, for GAAP purposes will approximate statutory rates. It is important to note that while the Company’s future effective tax rate for GAAP purposes will increase, the change will not adversely impact the usage of the Company’s $77.0 million of Net Operating Losses (“NOLs”) (as of December 31, 2011) and will have no immediate effect on the Company’s cash expenditures for taxes. The Company continues to expect to pay only minimal cash for income taxes until the total amount of the NOLs are fully utilized.

Quality will host a conference call for investors to discuss these results on Tuesday, August 7, 2012 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-263-2919; the toll number is 913-312-1499; the passcode is 2018094. A replay of the call will be available through September 7, 2012, by dialing 888-203-1112; passcode: 2018094. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly-owned subsidiaries QC Energy Resources, Inc., QC Energy Resources, LLC and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by Quality representatives during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; (3) our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers;(4) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (5) changes in health insurance benefit regulations; (6) changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(7) increased costs or operating restrictions on us or our customers in the energy logistics market; (8) increased unionization, which could increase our operating costs or constrain operating flexibility; (9) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (10) potential disruption at U.S. ports of entry; (11) diesel fuel prices and our ability to recover costs through fuel surcharges; (12) our ability to attract and retain qualified drivers;(13) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (14) our dependence on senior management; (15) the potential loss of our ability to use net operating losses to offset future income; (16) potential future impairment charges; (17) the interests of our largest shareholder, which may conflict with your or our interests; (18) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (19) our ability to profitably operate in the energy logistics markets;(20) our success in entering new markets; (21) adverse weather conditions; (22) our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and (23) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
OPERATING REVENUES:
Transportation	$150,519	$129,397	$283,725	$254,078
Service revenue	30,034	27,642	58,019	54,380
Fuel surcharge	32,180	32,954	62,904	59,445

Total operating revenues	212,733	189,993	404,648	367,903

OPERATING EXPENSES:
Purchased transportation	142,309	133,692	274,186	258,414
Compensation	18,516	15,515	35,147	30,398
Fuel, supplies and maintenance	18,445	11,665	32,911	23,442
Depreciation and amortization	4,622	3,378	8,413	6,870
Selling and administrative	10,089	4,886	16,599	10,035
Insurance costs	4,139	3,540	7,358	8,225
Taxes and licenses	624	652	1,372	1,099
Communications and utilities	907	657	1,744	1,459
Gain on disposal of property and equipment	(362)	(410)	(364)	(650)
Restructuring credit	—	(521)	—	(521)

Total operating expenses	199,289	173,054	377,366	338,771

Operating income	13,444	16,939	27,282	29,132

Interest expense	7,180	7,311	14,369	15,122
Interest income	(229)	(178)	(408)	(317)
Write-off of debt issuance costs	—	—	—	1,786
Other expense (income)	72	29	(164)	(7)

Income before income taxes	6,421	9,777	13,485	12,548
(Benefit from) provision for income taxes	(22,383)	731	(22,019)	780

Net income	$28,804	$9,046	$35,504	$11,768

PER SHARE DATA:
Net income per common share
Basic	$1.07	$0.39	$1.38	$0.52

Diluted	$1.04	$0.37	$1.34	$0.49

Weighted average number of shares
Basic	26,804	23,253	25,675	22,723
Diluted	27,600	24,581	26,516	24,024

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$4,129	$4,053
Accounts receivable, net	116,481	90,567
Prepaid expenses	10,962	7,849
Deferred tax asset	7,491	4,048
Other current assets	7,323	3,858

Total current assets	146,386	110,375
Property and equipment, net	163,264	125,892
Goodwill	82,047	31,344
Intangibles, net	35,031	18,471
Non-current deferred tax asset	15,286	—
Other assets	12,483	16,313

Total assets	$454,497	$302,395

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$2,537	$4,139
Current maturities of capital lease obligations	5,250	5,261
Accounts payable	12,327	7,571
Independent affiliates and independent owner-operators payable	17,358	9,795
Accrued expenses	36,141	25,327
Environmental liabilities	4,201	3,878
Accrued loss and damage claims	7,888	8,614

Total current liabilities	85,702	64,585

Long-term indebtedness, less current maturities	356,194	293,823
Capital lease obligations, less current maturities	2,327	3,840
Environmental liabilities	5,156	6,222
Accrued loss and damage claims	8,931	9,768
Other non-current liabilities	25,937	30,342

Total liabilities	484,247	408,580

SHAREHOLDERS’ DEFICIT
Common stock	435,396	393,859
Treasury stock	(1,944)	(1,878)
Accumulated deficit	(243,039)	(278,543)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(30,599)	(31,381)
Stock purchase warrants	25	1,347

Total shareholders’ deficit	(29,750)	(106,185)

Total liabilities and shareholders’ deficit	$454,497	$302,395

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of 28 independent affiliates, and equipment rental income;

•

Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, proppant sand and crude oil for the unconventional oil and gas frac shale energy markets, primarily through company-operated terminals; and

•	Intermodal, which consists solely of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended June 30, 2012
	Chemical Logistics **	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$107,935	$24,929	$17,655	$150,519
Service revenue	16,977	1,247	11,810	30,034
Fuel surcharge	27,378	325	4,477	32,180

Total operating revenues	$152,290	$26,501	$33,942	$212,733

Segment revenue % of total revenue	71.6%	12.4%	16.0%	100.0%
Segment operating income*	$8,544	$3,914	$5,246	$17,704
Depreciation and amortization	2,746	1,017	859	4,622
Other income	(362)	—	—	(362)

Operating income	$6,160	$2,897	$4,387	$13,444

	Three Months Ended June 30, 2011
	Chemical Logistics **	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$112,318	$1,992	$15,087	$129,397
Service revenue	17,078	77	10,487	27,642
Fuel surcharge	29,013	—	3,941	32,954

Total operating revenues	$158,409	$2,069	$29,515	$189,993

Segment revenue % of total revenue	83.4%	1.1%	15.5%	100.0%
Segment operating income*	$14,333	$318	$4,735	$19,386
Depreciation and amortization	2,537	41	800	3,378
Other (income) expense	(954)	—	23	(931)

Operating income	$12,750	$277	$3,912	$16,939

	Six Months Ended June 30, 2012
	Chemical Logistics **	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$213,582	$34,978	$35,165	$283,725
Service revenue	32,893	2,131	22,995	58,019
Fuel surcharge	53,692	326	8,886	62,904

Total operating revenues	$300,167	$37,435	$67,046	$404,648

Segment revenue % of total revenue	74.2%	9.2%	16.6%	100.0%
Segment operating income*	$19,976	$4,996	$10,359	$35,331
Depreciation and amortization	5,434	1,264	1,715	8,413
Other (income) expense	(344)	22	(42)	(364)

Operating income	$14,886	$3,710	$8,686	$27,282

	Six Months Ended June 30, 2011
	Chemical Logistics **	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$222,930	$1,992	$29,156	$254,078
Service revenue	33,586	77	20,717	54,380
Fuel surcharge	52,652	—	6,793	59,445

Total operating revenues	$309,168	$2,069	$56,666	$367,903

Segment revenue % of total revenue	84.0%	0.6%	15.4%	100.0%
Segment operating income*	$25,115	$318	$9,398	$34,831
Depreciation and amortization	5,232	41	1,597	6,870
Other (income) expense	(1,201)	—	30	(1,171)

Operating income	$21,084	$277	$7,771	$29,132

*	Segment operating income reported in our business segment tables exclude amounts such as depreciation and amortization, gains and losses on disposal of property and equipment and restructuring costs.
**	Most corporate and shared services overhead costs, including acquisition costs, are included in our chemical logistics segment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and Six, Months Ended June 30, 2012 and 2011

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, severance and lease termination costs, unusual legal and claims settlements, restructuring credits and the write-off of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for significant items that are not part of regular operating activities, including acquisition costs, severance and lease termination costs, unusual legal and claims settlements, restructuring credits and the write-off of debt issuance costs, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net Income Reconciliation:

Net income	$28,804	$9,046	$35,504	$11,768

Net income per common share:
Basic	$1.07	$0.39	$1.38	$0.52

Diluted	$1.04	$0.37	$1.34	$0.49

Weighted average number of shares:
Basic	26,804	23,253	25,675	22,723
Diluted	27,600	24,581	26,516	24,024

Reconciliation:

Net income	$28,804	$9,046	$35,504	$11,768

Adjustments to net income:
(Benefit from) provision for income taxes	(22,383)	731	(22,019)	780
Acquisition costs	2,563	—	2,972	—
Severance and lease termination costs	934	—	934	—
Legal and claims settlements	762	—	762	—
Write-off of debt issuance costs	—	—	—	1,786
Restructuring credit	—	(521)	—	(521)

Adjusted income before income taxes	10,680	9,256	18,153	13,813
Provision for income taxes at 39%	4,165	3,610	7,080	5,387

Adjusted net income	$6,515	$5,646	$11,073	$8,426

Adjusted net income per common share:
Basic	$0.24	$0.24	$0.43	$0.37

Diluted	$0.24	$0.23	$0.42	$0.35

Weighted average number of shares:
Basic	26,804	23,253	25,675	22,723
Diluted	27,600	24,581	26,516	24,024

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
EBITDA and Adjusted EBITDA:

Net income	$28,804	$9,046	$35,504	$11,768

Adjustments to net income:
(Benefit from) provision for income taxes	(22,383)	731	(22,019)	780
Depreciation and amortization	4,622	3,378	8,413	6,870
Interest expense, net	6,951	7,133	13,961	14,805

EBITDA	17,994	20,288	35,859	34,223

Acquisition costs	2,563	—	2,972	—
Severance and lease termination costs	878	—	878	—
Legal and claims settlements	762	—	762	—
Write-off of debt issuance costs	—	—	—	1,786
Restructuring credit	—	(521)	—	(521)
Non-cash stock-based compensation	845	734	1,518	1,458

Adjusted EBITDA	$23,042	$20,501	$41,989	$36,946